Exhibit 99.1

CMG HOLDINGS GROUP, INC.

Proxy for Special Meeting of Shareholders, ______________, 2012
This Proxy is Being Solicited on Behalf of the Board of Directors of CMG Holdings Group, Inc.

The undersigned hereby acknowledges receipt of the Notice of Special Meeting of the Shareholders of CMG Holdings Group, Inc., dated ___________, 2012 , and does hereby appoint ______________ and ____________ (the “Proxies”), or each of them, with full power of substitution, as the proxy of the undersigned to represent the undersigned and to vote all shares of Common Stock of CMG Holdings Group, Inc. that the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders, to be held on ____________, 2012 at 9:30 a.m., local time, and at any adjournment thereof.

1.            Approval of the Separation of AudioEye, Inc.

___For                                ___Against                      ___Abstain

2.           Approval of adjournment of the Special Meeting to a later date, if necessary, to solicit additional proxies if there are insufficient votes of the special meeting to approve Proposal 1.

___For                                ___Against                      ___Abstain

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

The shares represented hereby will be voted as directed.  Where no direction is made the shares will be voted FOR the Separation of AudioEye, Inc.

By:		By:
	(Signature of Shareholder)		(Signature of Shareholder, if held jointly)

Name(Print)		Name (Print)

Dated:	, 2012	Dated:	, 2012

IN ORDER FOR YOUR VOTE TO BE COUNTED, YOU MUST RETURN THIS PROXY, DULY SIGNED AND DATED, TO CMG HOLDINGS GROUP, INC. ON OR BEFORE THE SPECIAL MEETING TO BE HELD ON __________________, 2012 .